Exhibit 99.(a)(1)(iv)
OFFER BY

HIGH INCOME SECURITIES FUND

TO PURCHASE FOR CASH
UP TO 10,675,000 OF THE FUND’S ISSUED AND OUTSTANDING
COMMON SHARES OF BENEFICIAL INTEREST

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 9, 2024 OR SUCH LATER DATE TO WHICH THE OFFER IS EXTENDED (THE “TERMINATION DATE”).

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, AND IN THE EVENT THAT THE OFFER IS OVERSUBSCRIBED, THE BOARD OF TRUSTEES, IN ITS SOLE DISCRETION, MAY (I) PURCHASE ALL OF THE SHARES TENDERED, INCLUDING SHARES IN EXCESS OF THE LIMITATION, BY AMENDING OR EXTENDING THE OFFER OR (II) PURCHASE SHARES PRO RATA AMONG TENDERING SHAREHOLDERS IN PROPORTION TO THE NUMBER OF SHARES TENDERED TO THE FUND BY EACH SUCH SHAREHOLDER.

November 8, 2024

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated November 8, 2024, of High Income Securities Fund, Inc. (the “Fund”), a Massachusetts business trust registered under the Investment Company Act of 1940 as a closed-end, diversified management investment company, and a related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”), pursuant to which the Fund is offering to purchase up to 10,675,000 of the Fund’s outstanding common shares of beneficial interest, without par value (the “Shares”), upon the terms and conditions set forth in the Offer.  In accordance with the rules of the U.S. Securities and Exchange Commission, the Fund may purchase additional Shares not to exceed 2% of the outstanding Shares (approximately 587,829 Shares) without amending or extending the Offer.

The Offer to Purchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Shares held by us for your account. We are the holder of record of Shares held for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND ONLY PURSUANT TO YOUR INSTRUCTIONS.

Your attention is called to the following:

(1)           The purchase price to be paid for the Shares is an amount per Share equal to 98% of the per Share net asset value (“NAV”) as determined by the Fund at the close of regular trading on the New York Stock Exchange on December 9, 2024, or such later date to which the Offer is extended. The current NAV of the Fund is calculated on each Friday and the last business day of each month and may be obtained by calling the Fund toll-free at (800) 236-6954.

(2)           Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered on or prior to the Termination Date.

(3)           No fees or commission will be payable to the Fund in connection with the Offer. However, tendering Shareholders may be obligated to pay brokerage fees, or subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer.

(4)           Your instructions to us should be forwarded in ample time before the Termination Date to permit us to submit a tender on your behalf.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the applicable law.

NONE OF THE FUND, ITS BOARD OF TRUSTEES AND THE INVESTMENT ADVISER TO THE FUND IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer dated November 8, 2024 relating to the Fund’s offer to purchase up to 10,675,000 of the Fund’s Shares.

This will instruct you to tender to the Fund the number of Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

____________ Shares

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(Signature(s))

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 (Please Print Name(s) and Address Here)

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(Area Code and Telephone No.)

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(Taxpayer Identification Number)

Date: _________________, 20__